PANORAMIC CARE MANAGER, INC.
                         SENIOR MANAGEMENT BONUS PLAN
                                   FY 1999


The purpose of the Senior Management Bonus Plan (SMBP) is to provide the senior management team with an incentive for the achievement of certain company and individual goals.

1. The senior management of the company includes the CEO, COO, CTO, Vice Presidents, and Director level employees.

2. It does not include members of the Board of Directors unless they are employed in one of the positions listed in 1.

3. The SMBP will be approved by the Compensation Committee of the Board of Directors, and may be amended or changed as they see fit.

4.    For FY 1999 the SMBP is as follows:

      a. For the achievement of total company sales of $2.0 million, a bonus of 10% of base salary will be paid.

      b. For the achievement of total company sales of $2.5 million, a bonus of 15% of base salary will be paid.

      c. For the achievement of total company sales of $3.0 million, a bonus of 25% of base salary will be paid.

      d. For the achievement of total company sales of $3.5 million, a bonus of 35% of base salary will be paid.

      e. For the achievement of total company sales of $4.0 million and over, a bonus of 50% of base salary will be paid.

5. The bonus will be paid in the first quarter of 2000, after the total company sales figures and individual goals have been reviewed and approved by the Board of Directors.

6. The individual goals for senior managers of the company are attached in Appendix A.